UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 4, 2008

Hooper Holmes, Inc.
(Exact name of registrant as specified in charter)

New York	1-9972	22-1659359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Mt. Airy Road, Basking Ridge, New Jersey 07920
(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code   (908) 766-5000

Not Applicable
(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On April 9, 2008, the Company entered into an Executive Change-in-Control Agreement with Roy H. Bubbs, as further described in Item 5.02 below.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)           Appointment of Certain Officers; Compensatory Arrangements of Certain Officers. The Board of Directors of Hooper Holmes, Inc. (the “Company”) appointed Roy H. Bubbs, age 58, President and Chief Executive Officer, effective April 4, 2008.  Mr. Bubbs is currently a member of the Board and had been serving as interim President and Chief Executive Officer since February 5, 2008.

Mr. Bubbs has been in the financial services industry for 36 years.  As President of Mony Partners he created the brokerage division for the Mony Group, leading strategy, infrastructure, operations and business plan implementation.   His experience in expanding distribution channels, instituting new technology platforms and developing new product portfolios enabled Mony to generate significant growth.  Prior to joining Mony, Mr. Bubbs was Senior Vice President for Manulife, US, where his responsibilities included developing and implementing a multiple distribution channel strategy to reinvigorate insurance sales and eliminate distribution expense losses.  For the first 24 years of his career, Mr. Bubbs was with Cigna, where he served as an agent, agency manager and senior executive.  As Senior Vice President, he was responsible for half of Cigna’s career agency sales force.  He also ran the distribution and field service unit for Cigna’s Pension Division and built the Annuity Division.

The Board confirmed Mr. Bubb’s base salary of $500,000 per annum, which was Mr. Bubb’s salary as interim President and Chief Executive Officer.  Mr. Bubbs will participate in the Company’s 2008 Pay for Performance Plan applicable to the Company’s executives, under which he will have the opportunity to receive a payout of 12.5% of his base salary ($62,500) upon achievement of a stated level of corporate earnings before interest and taxes (EBIT) at the threshold level, 50% ($250,000) at the target level, and 100% ($500,000) at the maximum level.  The Compensation Committee also granted to Mr. Bubbs an option exercisable for 100,000 shares of the Company’s common stock, with an exercise price of $0.73, the closing price on April 4, 2008, the date of grant.  Mr. Bubbs will also receive a monthly car allowance of $700 (or 8,400 per year), consistent with the Company’s current policy with respect to executive car allowances.  These compensation arrangements have been memorialized in an employment agreement, the terms of which are presently being negotiated.

On April 9, 2008, the Company entered into an Executive Change-in-Control Agreement with Mr. Bubbs.  Under the terms of that agreement, if a change in control (as defined in the agreement) of the Company should occur and, with the 12-month period following such change in control, Mr. Bubbs’ employment is terminated (either by the Company or a successor entity without cause, or by Mr. Bubbs with good reason), Mr. Bubbs would be entitled to receive a lump-sum payment equal to the sum of (i) two times his base salary at the time of the change in control, (ii) two times his most recent annual bonus, (iii) the amount of any annual bonus for the calendar year in which the termination occurs, and other amounts payable as of the date of termination.

Item 8.01                      Other Events

The Board has decided that, following the Company’s 2008 annual meeting of shareholders, scheduled to be held on May 29, 2008, Benjamin A. Currier will continue as Chairman of the Board of Directors and John W. Remshard, who had previously been named Chairman-Elect, will continue to serve as Chairman of the Audit Committee and a member of the Governance/Nominating Committee, subject to their respective elections as directors at the annual meeting.  Mr. Currier has joined the committee of directors exploring the Company’s various strategic alternatives.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits

  99.1  Press Release, dated April 10, 2008, announcing that (i)  Roy H. Bubbs has been appointed President and Chief Executive Officer of the Company, (ii) Benjamin A. Currier will continue as Chairman of the Board of Directors (subject to his election as a director at the Company’s next annual meeting of shareholders), (iii) John W. Remshard will continue as Chairman of the Audit Committee and a member of the Governance/Nominating Committee (subject to his election as a director at the Company’s next annual meeting of shareholders), and (iv) Mr. Currier has joined the committee of directors exploring the Company’s various strategic alternatives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hooper Holmes, Inc.

Date:                      April 10, 2008                                        By:           /s/ William F. Kracklauer
William F. Kracklauer
Senior Vice President, General Counsel and Secretary